EXHIBIT 21A

                       SUBSIDIARIES OF WPL HOLDINGS, INC.

   The subsidiaries and affiliates of as of December 31, 1996, are as follows:

   Name of Subsidiary
   % of Voting Stock Owned Directly or
   Indirectly by the Company                                  State of Incor.

   A.   Wisconsin Power and Light Company (100%)                    Wisconsin
        1.   South Beloit Water, Gas and Electric Company (100%)    Illinois

        2.   REAC, Inc (100%)                                       Wisconsin

        3.   Wisconsin River Power Company (33-1/3%)                Wisconsin

        4.   Wisconsin Valley Improvement Company (13%)             Wisconsin

   B.   Heartland Development Corporation (98.91%)                  Wisconsin

        1.   Energy Services

             a.   Heartland Energy Services, Inc. (100%)            Wisconsin

             b.   Enserv, Inc. (100%)                               Wisconsin

        2.   Environmental Services

             a.   Environmental Holding Company (95%)               Wisconsin

             b.   RMT, Inc. (100%)                                  Wisconsin

             c.   Jones & Neuse, Inc. (100%)                        Wisconsin

             d.   QES, Inc. (100%)                                  Wisconsin

        3.   Affordable Housing

             a.   Heartland Properties, Inc. (100%)                 Wisconsin

             b.   Tool Kit Property Management
                  Systems, Inc. (100%)                              Wisconsin

             c.   Capital Square Financial Corp. (100%)             Wisconsin

             d.   Heartland Capital Co. (47%)                       Wisconsin

   C.   WPLH Acquisition Co. (100%)                                 Wisconsin